EXHIBIT 99.2


PRESS RELEASE                                             Source: CryoLife, Inc.

                  Albert E. Heacox, Ph.D. Assumes Senior Vice
                     President of Research and Development
                          Position for CryoLife, Inc.
                        Tuesday December 14, 8:30 am ET

ATLANTA, Dec. 14 /PRNewswire-FirstCall/ -- CryoLife, Inc. (NYSE: CRY - News) a biomaterials and biosurgical device company, announced today that Albert E. Heacox, Ph.D. has assumed the position of Senior Vice President of Research and Development of CryoLife, Inc. Reporting to Dr. Heacox will be CryoLife's Research and Development Laboratory, Product and Process Engineering and Aurazyme Pharmaceuticals' Research Department. Dr. Heacox, (54) joined CryoLife in 1985 as Director of Laboratory Operations. In 1989 he was promoted to Vice President of Laboratory Operations and then in 2000 he was promoted to Senior Vice President of Laboratory Operations for the Company. In his new position he will continue to report to Steven G. Anderson, President and CEO of CryoLife.

Albert E. Heacox completed his B.S. and M.S. degrees in biology at Adelphi University in New York in 1971 and 1974 respectively. In 1980 he received his Ph.D. in zoology from Washington State University. In 1981 he completed his post-doctorate training in cell biology from The University of Cologne in Germany. Prior to joining CryoLife in 1985, he was a research scientist for the U.S. Department of Agriculture in Fargo, North Dakota. He replaces Kirby S. Black, Ph.D. who resigned to pursue other interests.

"CryoLife has an extensive portfolio of new products in the Company's research pipeline and Al Heacox is the perfect person to bring these new technologies and products to fruition," said Steven G. Anderson, President and CEO. "In addition, Dr. Heacox has over twenty years experience in preserving mammalian cells and tissues and will shepherd the Company's many new tissue preservation and materials technologies going forward." Anderson added, "We wish Dr. Black the best in his new endeavors and thank him for his many contributions to CryoLife."

About CryoLife, Inc.

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiovascular and vascular surgeries throughout the United States and Canada. The Company's BioGlue Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels and is CE marked in the European Community and approved in Canada for use in soft tissue repair and approved in Australia for use in vascular and pulmonary sealing and repair. The Company also manufactures the SG Model #100 vascular graft, which is CE marked for distribution within the European Community.


For additional information about the company, visit CryoLife's web site: http://www.cryolife.com

Contact: Joseph T. Schepers
Vice President, Corporate Communications (770) 419-3355

Source: CryoLife, Inc.